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                                                                    Exhibit 99.1



[AGERE SYSTEMS LOGO]                                    [NEWS RELEASE GRAPHIC]

Contact: Vibha Agrawal             Sam Baxter
         908-508-8638 (office)     908-508-8225 (office)
         908-256-6234 (cellular)   917-371-8033 (cellular)
         vagrawal@agere.com        sambaxter@agere.com


AGERE SYSTEMS ANNOUNCES BUSINESS RESTRUCTURING INITIATIVES; UPDATES THIRD FISCAL QUARTER OUTLOOK

Company to take charges up to $900 million for rationalizing manufacturing, reducing workforce by an additional 4,000 employees and asset impairment; expects annualized savings of $520 million

FOR RELEASE: FRIDAY, JUNE 29, 2001

         ALLENTOWN, Pa. - In light of the severe downturn in the semiconductor industry, Agere Systems (NYSE: AGR.A), the world leader in communications semiconductors, today announced a series of business restructuring initiatives to align the company with current market conditions and prepare it for future profitable growth. The company also updated its guidance for the third fiscal quarter ending June 30, 2001.

         The company is rationalizing manufacturing capacity, reducing the workforce by an additional 4,000 employees and taking asset impairment charges as it resizes the business to be consistent with the market environment. Today's workforce reduction is incremental to the reduction of approximately 2,000 employees announced in April. The company expects to take total charges of up to $900 million associated with these initiatives, of which approximately $725 million will be recorded in the June quarter, with the remainder to be incurred in subsequent quarters. The company expects to realize annualized pre-tax savings of $520 million from these actions.

         "We built our business to serve a growing market, which is instead deteriorating," said John Dickson, president and CEO, Agere Systems. "We're continuing to take significant measures to adapt our business in the face of changing conditions. While we deeply regret the impact of these actions on our employees, we must focus on creating an appropriate cost and expense structure, while continuing to invest strategically for the future."

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BUSINESS RESTRUCTURING INITIATIVES

         Rationalization of Manufacturing: Agere is taking aggressive steps to align capacity with customer demand. It is actively seeking a buyer for its chip fabrication plant in Madrid, Spain, where it expects to discontinue operations by the end of the year.

                  The company is also rationalizing under-utilized manufacturing capacity at its facilities in Orlando, Fla., and Allentown, Breinigsville and Reading, Pa. In addition, the company is consolidating several satellite manufacturing sites as well as leased corporate offices.

         Reduction of Workforce Levels: As the company rationalizes manufacturing and resizes the business, it will reduce its workforce by 4,000 employees, including approximately 1,000 employees impacted by the discontinuance of its Madrid operations. These actions, combined with the workforce reduction announced in April, result in a total workforce reduction of 6,000 employees. Agere's total workforce in March was approximately 18,500 employees.

         The April workforce action has largely been completed. The company expects to complete the additional reduction of a majority of the employees by the end of the calendar year, with the remainder to be completed in subsequent quarters.

         Asset Impairment: The company also expects to take asset impairment charges associated with the consolidation of manufacturing, as well as an inventory write-down related to the adverse market conditions.

JUNE QUARTER CHARGES

                  In the June quarter, the company expects to record total charges, including charges related to the workforce action announced in April, of approximately $725 million.

                  These charges include approximately $470 million of business restructuring charges, which comprise $145 million in cash charges associated with severance payments, contract terminations and non-cancelable lease obligations. The remainder is non-cash charges primarily related to the write-off of capital assets. In addition, the June charges include non-cash charges of $255 million associated with an inventory write-down. There will be no tax benefits associated with these charges.

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UPDATED GUIDANCE FOR THE JUNE QUARTER

                  Agere expects revenues in the June quarter to be approximately $920 million, slightly below the lower end of the guidance, $950 million, provided in April.

                  Pro forma net loss, excluding amortization and all the charges stated above as well as assuming full realization of income tax benefits, is expected to be $.08 per share, which is within the previously provided guidance of a pro forma net loss of up to $.08 per share. Including the inventory write-down and deferring recognition of tax benefits on losses, the company expects to report a pro forma net loss of about $.30 per share in the June quarter.

                  "We remain optimistic about the long-term growth opportunities for our industry and our business," said Dickson. "We're continuing to build our leadership in optoelectronics and integrated circuits through R&D investment, a steady stream of product introductions and key design wins with major customers. With our unique strengths and the actions we're taking today, we believe we will be strongly and competitively positioned when the industry regains momentum."

CONFERENCE CALL AND WEBCAST

         Agere Systems will host a conference call today at 8:30 a.m. (EDT). To listen to the conference call via the Internet, visit http://www.agere.com/investor/webcast. If you experience problems during the webcast, please call 1-888-550-9829 (within the U.S.) or 1-770-225-3301 (outside the U.S.) for technical assistance. Replay of the call will be available for seven days at http://www.agere.com/investor/webcast.

         Agere will announce its third fiscal quarter results on July 25, 2001.

         Agere Systems is the world leader in semiconductors for communications applications. Agere has the expertise to offer integrated optoelectronics and integrated circuits solutions to help customers reduce the time and expense of developing new communications equipment. The company also provides wireless computer networking system solutions through its ORiNOCO(TM) product line. More information about Agere Systems is available on its Web site at www.agere.com.



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This release contains forward-looking statements based on information available to Agere as of the date hereof. Agere's actual results could differ materially from those results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, completion of the distribution of Agere stock by Lucent Technologies Inc., price and product competition, keeping pace with technological change, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, availability of manufacturing capacity, components and materials, control of costs and expenses, timely completion of employment reductions and other restructuring activities, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further discussion of these and other risks and uncertainties, see the prospectus filed by Agere with the Securities and Exchange Commission on March 28, 2001, and the company's report on Form 10-Q for the quarterly period ended March 31, 2001. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.